Exhibit 99.1  Press Release



PRESS RELEASE
August 6, 1998

                              For further information contact:
                              David M. Bradley
                              President and Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa  50501
                              515-576-7531


           NORTH CENTRAL BANCSHARES, INC. COMPLETES STOCK REPURCHASE

Fort Dodge, Iowa August 6, 1998 - North Central Bancshares, Inc. (Nasdaq:
"FFFD") announced that it has completed its fourth stock repurchase program on August 5, 1998. The Company said it repurchased 163,324 shares of its outstanding common stock, par value $.01 per share, at the aggregate cost of $3,584,419, in open market transactions. The repurchase program began on March 11, 1998. Upon settlement of the last transaction on or about August 9, 1998, there will be 3,103,159 shares of North Central Bancshares, Inc. common stock outstanding.

North Central Bancshares, Inc., with over $330 million in assets, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.